		EXHIBIT 99(d)
HSBC Finance Corporation
Household Private Label Credit Card Master Note Trust I, Series 2002-2

Original Principal
Class A	400,000,000.00
Class B	58,275,000.00
Class C	41,050,000.00

Number of Bonds (000's)
Class A	400,000
Class B	58,275
Class C	41,050

		2004 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest Distributions		6,311,902.78

CLASS B
Class B Principal Distributions		0.00
Class B Interest Distributions		1,144,701.11

CLASS C
Class C Principal Distributions		0.00
Class C Interest Distributions		1,077,620.93